           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 31, 2003

 [AMERICAN
 EXPRESS LOGO]           AMERICAN EXPRESS CREDIT CORPORATION

               U.S.$500,000,000 Floating Rate Notes due May 16, 2006
                    U.S.$1,000,000,000 3% Notes due May 16, 2008

                                     --------------


    The Floating Rate Notes will mature on May 16, 2006 and the 3% Notes will mature on May 16, 2008. We will pay interest on the Floating Rate Notes based on the one-month LIBOR rate plus 0.17% on the 16th day of each month until maturity, beginning June 16, 2003. We will pay interest on the 3% Notes semi-annually on May 16 and November 16 of each year, beginning November 16, 2003. We may not redeem either series of Notes prior to maturity unless certain events occur involving United States taxation. We describe these events under the heading 'Description of Notes - Redemption Upon a Tax Event' on page S-14 of this prospectus supplement.

    We will only issue the notes in book entry form registered in the name of the nominee of The Depository Trust Company. Beneficial interests in the notes will be shown on, and transfers of such interests will be made only through, records maintained by The Depository Trust Company and its participants, including Clearstream Banking, societe anonyme, and the Euroclear System. Except as described in this prospectus supplement, we will not issue notes in definitive form.

    The underwriters are offering the notes for sale both inside and outside the United States. We have applied to list the notes on the Luxembourg Stock Exchange.

                                                                UNDERWRITING
                                                 PRICE TO      DISCOUNTS AND     PROCEEDS TO
                                                PUBLIC(1)       COMMISSIONS     THE COMPANY(1)
                                             ----------------  --------------  ----------------
Per Floating Rate Note.....................      100.00%           0.175%          99.825%
Total......................................  U.S.$500,000,000   U.S.$875,000     U.S.$499,125,000
Per 3% Note................................      99.811%           0.350%          99.461%
Total......................................  U.S.$998,110,000   U.S.$3,500,000   U.S.$994,610,000

(1) Plus accrued interest, if any, from May 16, 2003.

    Delivery of the notes in book-entry form only will be made on or about May 16, 2003.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

ABN AMRO INCORPORATED                              Citigroup

BNP Paribas
            Deutsche Bank Securities
                         Tokyo-Mitsubishi International plc
                                                          Wachovia Securities

Blaylock & Partners, L.P.
         Fleet Securities, Inc.
                    National Australia Capital Markets, LLC
                             Utendahl Capital Partners, L.P.
                                   The Williams Capital Group

           The date of this prospectus supplement is May 14, 2003.

                                --------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
        PROSPECTUS SUPPLEMENT
SUMMARY OF THE OFFERING...............   S-3
INCORPORATION OF CERTAIN INFORMATION
  BY REFERENCE........................   S-5
CONSOLIDATED CAPITALIZATION OF
  AMERICAN EXPRESS CREDIT CORPORATION
  AND SUBSIDIARIES....................   S-6
AMERICAN EXPRESS CREDIT CORPORATION
  AND CONSOLIDATED SUBSIDIARIES --
  SELECTED FINANCIAL DATA.............   S-7
RATIO OF EARNINGS TO FIXED CHARGES....   S-8
DIRECTORS AND EXECUTIVE OFFICERS OF
  AMERICAN EXPRESS CREDIT
  CORPORATION.........................   S-9
USE OF PROCEEDS.......................   S-9
DESCRIPTION OF NOTES..................  S-10
UNITED STATES TAX CONSIDERATIONS......  S-17
UNDERWRITING..........................  S-21
GENERAL INFORMATION...................  S-23

              PROSPECTUS
ABOUT THIS PROSPECTUS.................     2
WHERE YOU CAN FIND MORE INFORMATION...     2
AMERICAN EXPRESS CREDIT CORPORATION...     3
USE OF PROCEEDS.......................     4
DESCRIPTION OF DEBT SECURITIES........     5
DESCRIPTION OF WARRANTS...............    11
PLAN OF DISTRIBUTION..................    12
LEGAL MATTERS.........................    13
EXPERTS...............................    13

                                 --------------

    THE LUXEMBOURG STOCK EXCHANGE TAKES NO RESPONSIBILITY FOR THE CONTENTS OF THIS DOCUMENT, MAKES NO REPRESENTATION AS TO ITS ACCURACY OR COMPLETENESS AND EXPRESSLY DISCLAIMS ANY LIABILITY WHATSOEVER FOR ANY LOSS HOWSOEVER ARISING FROM OR IN RELIANCE UPON THE WHOLE OR ANY PART OF THE CONTENTS OF THIS DOCUMENT AND THE ACCOMPANYING PROSPECTUS.

    OFFERS AND SALES OF THE NOTES ARE SUBJECT TO RESTRICTIONS IN RELATION TO THE UNITED KINGDOM, DETAILS OF WHICH ARE SET OUT IN 'UNDERWRITING' BELOW. THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS AND THE OFFERING OF THE NOTES IN CERTAIN OTHER JURISDICTIONS MAY ALSO BE RESTRICTED BY LAW. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE NOTES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

    THE COMPANY ACCEPTS RESPONSIBILITY FOR THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROJECTIONS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS SUPPLEMENT.

    THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS.

    In this prospectus supplement and accompanying prospectus, unless otherwise specified or the context otherwise requires, references to 'dollars', '$' and 'U.S.$' are to United States dollars.

                            SUMMARY OF THE OFFERING

    The following summary highlights information contained elsewhere in this prospectus supplement. You should read this summary in conjunction with the more detailed information appearing elsewhere in this prospectus supplement and accompanying prospectus.

Issuer.......................................  American Express Credit Corporation, or the
                                               'Company'. The Company was incorporated under the
                                               laws of the state of Delaware in 1962 and was
                                               acquired by American Express Company in 1965.
Securities Offered...........................  U.S.$500,000,000 principal amount of Floating Rate
                                               Notes due May 16, 2006 and U.S.$1,000,000,000
                                               principal amount of 3% Notes due May 16, 2008.
Use of Proceeds..............................  We will use the money raised from the sale of the notes for financing our operations, including the
                                               purchase of receivables, repayment of short-term,
                                               and/or the current portion of long-term, senior debt
                                               and for investment in short-term and medium-term
                                               financial assets. Net proceeds to be paid to us will
                                               be approximately U.S.$1,493,735,000.
Floating Rate Notes:
Maturity Date................................  May 16, 2006
Interest Payment Dates.......................  The 16th day of each month until maturity, beginning
                                               June 16, 2003.
Interest Rate................................  one-month LIBOR rate plus 0.17%.
3% Notes:
Maturity Date................................  May 16, 2008
Interest Payment Dates.......................  May 16 and November 16 of each year, beginning
                                               November 16, 2003.
Interest Rate................................  3% per annum.
Applicable to both Floating Rate Notes and 3%
  Notes:
Redemption...................................  We may not redeem the notes prior to maturity unless certain events occur involving United States
                                               taxation. See 'Description of Notes -- Redemption
                                               Upon a Tax Event'.
Markets......................................  The notes are offered for sale in those jurisdictions both inside and outside the United States where it is
                                               legal to make such offers. See 'Underwriting'.
Listing......................................  We have applied to list the notes on the Luxembourg
                                               Stock Exchange.
Form and Settlement..........................  We will issue the notes in the form of two or more fully registered global certificates, to which we
                                               refer as the 'Global Notes', which we will deposit on
                                               or about May 16, 2003 with, or on behalf of, The
                                               Depository Trust Company, New York, New York, to
                                               which we refer as the 'Depository', and register in
                                               the name of Cede & Co., the Depository's nominee, for
                                               the accounts of the participants in the Depository,
                                               including Euroclear Bank S.A./N.V., as operator of
                                               the Euroclear System, to which we refer as
                                               'Euroclear', and Clearstream Banking, societe
                                               anonyme, to

                                               which we refer as 'Clearstream, Luxembourg'. Except
                                               as described in this prospectus supplement,
                                               beneficial interests in the Global Notes will be
                                               represented through book-entry accounts of financial
                                               institutions acting on behalf of beneficial owners as
                                               direct and indirect participants in the Depository.
                                               You may choose to hold interests in the Global Notes
                                               through the Depository or through Euroclear or
                                               Clearstream, Luxembourg if they are participants in
                                               such systems, or indirectly through organizations
                                               that are participants in such systems. Euroclear and
                                               Clearstream, Luxembourg will hold interests on behalf
                                               of their participants through their respective
                                               depositaries, J.P. Morgan Chase Bank and Citibank,
                                               N.A., which in turn will hold such interests in
                                               accounts as participants of the Depository. See
                                               'Description of Notes -- Book-Entry, Delivery and
                                               Form'. Initial settlement for the notes will be made
                                               in immediately available funds in U.S. dollars.
                                               Secondary market trading between Depository
                                               participants of beneficial interests in the Global
                                               Notes will be settled in immediately available funds
                                               using the Depository's Same-Day Funds Settlement
                                               System. Secondary market trading of beneficial
                                               interests in the Global Notes between Clearstream,
                                               Luxembourg participants and/or Euroclear participants
                                               will settle in immediately available funds.
Withholding Tax..............................  We will pay principal of and interest on the notes beneficially owned by a United States Alien Holder
                                               without withholding or deduction for United States
                                               withholding taxes subject to the requirements and
                                               limitations set forth in this prospectus supplement
                                               under the heading 'United States Tax Considerations'.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    We file annual, quarterly and current reports and other information with the Securities and Exchange Commission, to which we refer as the 'SEC'. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    The SEC allows us to 'incorporate by reference' the information we file with it, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Later information that we file with the SEC will automatically update and supersede this information. The Company incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, to which we refer as the 'Exchange Act', until the offering of these notes has been completed.

     Annual Report on Form 10-K for the year ended December 31, 2002 (the '2002 10-K Report').

     Current Reports on Form 8-K dated February 5, 2003, February 6, 2003 and May 14, 2003.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address or number:

                      American Express Credit Corporation
                            301 North Walnut Street
                           Wilmington, Delaware 19801
                              Attention: President
                                 (302) 594-3350

    Copies of these filings will also be available free of charge, so long as the notes are listed on the Luxembourg Stock Exchange, at the main office of Deutsche Bank Luxembourg SA in Luxembourg.

    The consolidated financial statements which we have incorporated in this prospectus supplement by reference to the 2002 10-K Report have been audited by Ernst & Young LLP, 5 Times Square, New York, New York 10036, independent certified public accountants, to the extent indicated in their report included in the 2002 10-K Report. We have incorporated by reference the consolidated financial statements in this prospectus supplement in reliance upon the report of that firm, given on their authority as experts in accounting and auditing.

    Ernst & Young has given and not withdrawn their written consent to the incorporation by reference of their report dated January 27, 2003 from the 2002 10-K Report on the Company's audited consolidated financial statements for the financial year ended December 31, 2002.

             CONSOLIDATED CAPITALIZATION OF AMERICAN EXPRESS CREDIT
                      CORPORATION COMPANY AND SUBSIDIARIES

    The table below shows the capitalization of American Express Credit Corporation and its subsidiaries as of December 31, 2002. The 'As Adjusted' column reflects our issuance of the notes in this offering. You should read this table along with our consolidated financial statements, which are included in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. We also refer you to 'Selected Financial Data' and to 'Use of Proceeds.'

                                                                    DECEMBER 31, 2002
                                                              ------------------------------
                                                                                     AS
                                                                ACTUAL            ADJUSTED
                                                                ------            --------
                                                              (IN MILLIONS OF U.S. DOLLARS)
                                                                       (UNAUDITED)
Short-Term Debt.............................................   $15,145             $15,145

Long-Term Debt..............................................     7,868               9,368

Shareholders' Equity:
    Common shares, $.10 par value, authorized 3 million
      shares; issued and outstanding 1.5 million shares.....         1                   1
    Capital surplus.........................................       161                 161
    Retained earnings.......................................     2,496               2,496
    Other comprehensive loss, net of tax:
        Net unrealized securities losses....................       (11)                (11)
        Net unrealized derivative losses....................      (332)               (332)
                                                               -------             -------
    Accumulated other comprehensive loss....................      (343)               (343)
                                                               -------             -------
            Total shareholders' equity......................     2,315               2,315
                                                               -------             -------

Total Capitalization........................................   $25,328             $26,828
                                                               -------             -------
                                                               -------             -------

    Other than as described in this prospectus supplement and the accompanying prospectus, there has been no material change in the consolidated capitalization of American Express Credit Corporation and its subsidiaries since December 31, 2002.

       AMERICAN EXPRESS CREDIT CORPORATION AND CONSOLIDATED SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                         (IN MILLIONS OF U.S. DOLLARS)

                                                             YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------
                                                  2002      2001      2000      1999      1998
                                                  ----      ----      ----      ----      ----
OPERATING RESULTS
Revenues.......................................  $ 2,153   $ 2,842   $ 2,601   $ 2,168   $ 2,214
Interest expense...............................      916     1,458     1,459     1,130     1,190
Provision for losses, net of recoveries........      846       937       689       672       632
Income tax provision...........................      118       140       150       120       128
Net income.....................................      228       277       286       223       237

BALANCE SHEET
Charge cardmember receivables..................  $17,169   $19,121   $22,565   $20,618   $16,993
Reserve for credit losses, charge cardmember
  receivables..................................     (498)     (683)     (640)     (587)     (508)
Lending receivables............................    4,858     3,927     2,145     2,707     2,133
Reserve for losses, lending receivables........     (243)(1)  (164)      (99)      (97)      (89)
Total assets...................................   27,665    26,542    28,326    26,726    23,535
Short-term debt................................   15,145    20,584    22,972    20,231    17,528
Current portion of long-term debt..............    5,751       800       550       550       353
Long-term debt.................................    2,117     1,030     1,811     2,575     3,053
Shareholder's equity...........................    2,315     2,200     2,152     2,061     1,994

---------

(1) In 2002, write-offs, net of recoveries, of lending receivables were $330 million, including $82 million of write-offs, net of recoveries, of the American Express Bank Hong Kong lines of credit and loans. Write-offs, net of recoveries, expressed as a percentage of $4.482 billion average amount of all lending receivables owned at the beginning of the year and at the end of each month in the year, was 7.37 percent. Excluding the impact of the American Express Bank Hong Kong lines of credit and loans, which represented $521 million average amount of lending receivables owned, the net write-off rate for 2002 was 6.27 percent.

    For the quarter ended March 31, 2003, we expect to report on an unaudited basis (a) net income of $66 million compared to $53 million for the quarter ended March 31, 2002, (b) write-offs, net of recoveries (expressed as a percentage of charge card receivables purchased) of 0.21 percent, compared to
0.37 percent for the quarter ended March 31, 2002, (c) write-offs, net of recoveries (expressed as a percentage of the average amount of lending receivables owned at the beginning of the year and at the end of each month in the period) of 7.43 percent, compared to 7.23 percent for the quarter ended March 31, 2002, (d) a ratio of earnings to fixed charges of 1.47, compared to
1.35 for the quarter ended March 31, 2002 and (e) an average life of charge card receivables owned of 33 days, compared to 35 days for the quarter ended
March 31, 2002. In addition, we purchased approximately $45 billion of charge cardmember and lending receivables in each of the quarters ended March 31, 2003 and 2002.

    We also expect to report on an unaudited basis the following selected balance sheet data (in millions) at March 31, 2003; total assets, $25,432; total debt, $22,167; and shareholder's equity, $2,412.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table shows our historical ratios of earnings to fixed charges and those of American Express Company for the periods indicated:

                                                            YEAR ENDED DECEMBER 31,
                                                        --------------------------------
                                                        2002   2001   2000   1999   1998
                                                        ----   ----   ----   ----   ----
American Express Credit Corporation...................  1.38   1.29   1.30   1.30   1.31
American Express Company(1)...........................  2.88   1.52   2.25   2.48   2.24

---------

(1) The securities described in this prospectus supplement are not obligations of American Express Company or the Card Issuers, as defined in the accompanying prospectus.

                              -------------------
    Under our receivables agreement, the discount rate for new non-interest bearing receivables that we acquire must be sufficient to yield us earnings of not less than 1.25 times our total fixed charges on an annual basis.

    In computing our ratio of earnings to fixed charges, 'earnings' consist of net income plus income taxes and interest expense, amortization of debt discount, premium and related expenses. 'Fixed charges' consist of interest expense, amortization of debt discount, premium and related expenses. Gross rentals on long-term leases were minimal in amount in each of the periods shown. Since the rate of discount on non-interest bearing receivables that we purchased is established by the receivables agreements to enable us to achieve at least a predetermined ratio of earnings to fixed charges, a pro forma ratio of earnings to fixed charges would not be meaningful.

    In computing American Express Company's ratio of earnings to fixed charges, 'earnings' consist of pretax income from continuing operations plus interest expense, amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by American Express Company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense less undistributed net income of affiliates accounted for at equity. 'Fixed Charges' consist of interest expense, capitalized interest costs and the interest component of rental expense. Interest expense in the above computation includes interest expense related to the international banking operations of American Express Company and Cardmember, as defined in the accompanying prospectus, lending activities of American Express Travel Related Services Company, Inc. which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statement of Income of American Express Company.

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                      AMERICAN EXPRESS CREDIT CORPORATION

    Our Directors and Executive Officers and their principal occupations are as follows:

NAME                                                       PRINCIPAL OCCUPATION
----                                                       --------------------
DIRECTORS:
Walter S. Berman.....................  Senior Vice President and Treasurer, American Express
                                       Company
David L. Yowan.......................  Senior Vice and Treasurer, American Express Travel Related
                                       Services Company, Inc. and Vice President and Director of
                                       the Company
Walker C. Tompkins, Jr...............  President, Chief Executive Officer and Director of the
                                       Company

EXECUTIVE OFFICERS WHO ARE NOT
  DIRECTORS:
Anthony Gillespie....................  Vice President, Financial Marketing of the Company
Erich Komdat.........................  Vice President, Information Systems and Services of the
                                       Company
Neil P. Burns........................  Treasurer of the Company
Stephen P. Norman....................  Secretary of American Express Company and of the Company
Kathryn Panning......................  Assistant Treasurer of the Company

                                USE OF PROCEEDS

    We will add the net proceeds from the sale of the notes to our general funds, which we will use for financing our operations, including the purchase of receivables, the repayment of short-term, and/or the current portion of long-term, senior debt previously incurred primarily to finance the purchase of receivables and for investment in short-term and medium-term financial assets. Net proceeds to be paid to us will be approximately U.S.$1,493,735,000.

    We expect to incur additional debt in the future to carry on our business. The nature and amount of our short-term, medium-term and long-term debt and the proportionate amount of each can be expected to fluctuate as a result of market conditions and other factors.

                              DESCRIPTION OF NOTES

    This description of the terms of the notes adds information to the description of the general terms and provisions of debt securities in the accompanying prospectus. If this description differs in any way from the description in the accompanying prospectus, you should rely on this description.

GENERAL

    The Floating Rate Notes and 3% Notes are initially being offered in the aggregate principal amount of U.S.$500,000,000 and U.S.$1,000,000,000, respectively. We may, without the consent of the holders, increase each respective principal amount in the future, on the same respective terms and conditions and with the same respective Common Code, ISIN and CUSIP numbers as the Floating Rate Notes and 3% Notes being offered hereby, as more fully described in ' -- Further Issues' below. The notes will be our unsecured obligations and will rank prior to all subordinated indebtedness of the Company and on an equal basis with all other senior unsecured indebtedness of the Company.

CERTAIN TERMS OF THE FLOATING RATE NOTES

    The Floating Rate Notes will be issued in an initial aggregate principal amount of U.S.$500,000,000, will mature at par on May 16, 2006 and will be offered and sold in denominations of U.S.$1,000 and any integral multiple thereof.

    Interest on the Floating Rate Notes will be payable on the 16th day of each month until maturity, commencing June 16, 2003, to the persons in whose names the Floating Rate Notes are registered at the close of business on the first day of the month of the interest payment date.

    The Floating Rate Notes are not subject to redemption before maturity unless certain events occur involving United States taxation. We refer you to ' -- Redemption Upon a Tax Event' below.

Interest

    Interest on the Floating Rate Notes will accrue from and including May 16, 2003, to but excluding the first interest payment date and then from and including the immediately preceding interest payment date to which interest has been paid or duly provided for to but excluding the net interest payment date or maturity date, as the case may be. We refer to each of these periods as an 'interest period.' The amount of accrued interest that we will pay for any interest period can be calculated by multiplying the face amount of the Floating Rate Note by an accrued interest factor. This accrued interest factor is computed by adding the inerest factor calculated for each day from May 16, 2003, or from the last date we paid interest to you, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360.

    When we use the term 'business day,' we mean any day on which dealings in United States dollars are transacted in the London interbank market except a Saturday, a Sunday or a legal holiday in The City of New York on which banking institutions are authorized or obligated by law, regulation or executive order to close.

    The interest rate on the Floating Rate Notes will be calculated by the calculation agent appointed by us, initially U.S. Bank Trust National Association, and will be equal to one-month LIBOR plus 0.17%. The calculation agent will reset the interest rate on each interest payment date and on May 16, 2003, each of which we refer to as an 'interest reset date.' The second business day preceding an interest reset date will be the 'interest determination date' for that interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date.

    LIBOR will be determined by the calculation agent in accordance with the following provisions in the order set forth below:

     On each interest determination date, LIBOR will be determined on the basis of the offered rates for deposits in U.S. dollars having the maturity of one month, commencing on the second business day immediately following such interest determination date, which appear on the Reuters Screen LIBOR Page as of 11:00 A.M., London time, on such interest determination date. If at least two such offered rates appear on the Reuters Screen LIBOR Page, the rate will be the arithmetic mean, rounded to the nearest one hundred-thousandth of a percentage point, of those offered rates as determined by the calculation agent. If fewer than two offered rates appear, LIBOR for such interest determination date will be determined as if the parties had specified the rate described in the following bullet points.

     On any interest determination date on which fewer than two offered rates appear on the Reuters Screen LIBOR Page as specified above, LIBOR will be determined on the basis of the offered rates for deposits in U.S. dollars having the maturity of one month, commencing on the second business day immediately following such interest determination date, which appear on the Telerate LIBOR Page as of 11:00 A.M., London time, on such interest determination date. If at least two such offered rates appear on the Telerate LIBOR Page, the rate will be the arithmetic mean rounded to the nearest one hundred-thousandth of a percentage point of those offered rates as determined by the calculation agent.

     On any interest determination date on which fewer than two offered rates appear on the Telerate LIBOR Page as specified above, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market selected by the calculation agent at approximately 11:00 A.M., London time, on such interest determination date to prime banks in the London interbank market, having the maturity of one month, commencing on the second business day immediately following such interest determination date and in a principal amount equal to an amount of not less than U.S.$1,000,000 that is representative for a single transaction in such market at such time. The calculation agent will request the principal London office of each of those four major banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of such interest determination date will be the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point) of such quotations.

     If fewer than two quotations are provided, LIBOR in respect of such interest determination date will be the arithmetic mean, rounded to the nearest one hundred-thousandth of a percentage point, of the rates quoted by three major banks in New York City selected by the calculation agent at approximately 11:00 A.M., New York City time, on such interest determination date for loans in U.S. dollars to leading European banks, having the maturity of one month, such loans commencing on the second business day immediately following such interest determination date and in a principal amount equal to an amount of not less than U.S.$1,000,000 that is representative for a single transaction in such market at such time.

     If the banks in New York City selected by the calculation agent are not quoting as mentioned in the previous bullet point, LIBOR with respect to such interest determination date will be LIBOR in effect on such interest determination date.

    Reuters Screen LIBOR Page means the display on the Reuters Monitor Money Rates Service, or any successor service, for the purpose of displaying the London interbank rates of major banks for U.S. dollar deposits. Telerate LIBOR Page means the display on Bridge Telerate, Inc., or any successor service, for the purpose of displaying the London interbank rates of major banks for U.S. dollar deposits.

    All percentages resulting from any calculation of the interest rate on the Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on the Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward). Each calculation of the interest rate on the Floating Rate Notes by the calculation agent will (in the absence of manifest error) be final and binding on the noteholders and us.

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    So long as any of the Floating Rate Notes remains outstanding, there will at all times be a calculation agent. Initially, U.S. Bank Trust National
Association will act as calculation agent. If that agent is unable or unwilling to continue to act as the calculation agent or if it fails to calculate properly the interest rate on the Floating Rate Notes for any interest period, we will appoint another leading commercial or investment bank engaged in the London interbank market to act as calculation agent in its place. The calculation agent may not resign its duties without a successor having been appointed.

CERTAIN TERMS OF THE 3% NOTES

    The 3% Notes will be issued in an initial aggregate principal amount of U.S.$1,000,000,000, will bear interest from May 16, 2003, at a rate of interest of 3% per annum, will mature at par on May 16, 2008, and will be offered and sold in denominations of $1,000 and any integral multiple thereof.

    Interest on the 3% Notes will be payable semi-annually on May 16 and November 16, commencing November 16, 2003 to the persons in whose names the notes are registered at the close of business on the May 1 and November 1, as the case may be, next preceding such interest payment date. Interest on the 3% Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

    The 3% Notes are not subject to redemption before maturity unless certain events occur involving United States taxation. We refer you to ' -- Redemption Upon a Tax Event' below.

TERMS APPLICABLE TO BOTH THE FLOATING RATE NOTES AND 3% NOTES

BOOK-ENTRY, DELIVERY AND FORM

    We will issue the notes in the form of two or more fully registered global notes, to which we refer as the 'Global Notes', in denominations of U.S.$1,000 or integral multiples of U.S.$1,000. We will deposit the notes with, or on behalf of, The Depository Trust Company, New York, New York, to which we refer as the 'Depository', and will register the notes in the name of Cede & Co., the Depository's nominee. Your beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on your behalf as direct and indirect participants in the Depository ('DTC Participants'). You may elect to hold interests in the Global Notes either through the Depository (inside the United States) or through Clearstream Banking, societe anonyme, to which we refer as 'Clearstream, Luxembourg', or Euroclear Bank S.A./N.V., as operator of the Euroclear System, to which we refer as 'Euroclear', outside of the United States, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depository. Citibank, N.A. will act as depositary for Clearstream, Luxembourg, and The Chase Manhattan Bank will act as depositary for Euroclear. We refer to those banks, in such capacities, as the 'U.S. Depositaries'. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

    As long as the notes are represented by the Global Notes, we will pay principal of and interest on the notes to or as directed by the Depository as the registered holder of the Global Notes. Payments to the Depository will be in immediately available funds by wire transfer. The Depository, Euroclear or Clearstream, Luxembourg, as applicable, will credit the relevant accounts of their participants on the applicable date.

    We have been advised by the Depository, Clearstream, Luxembourg and Euroclear, respectively, as follows:

     As to the Depository: The Depository has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a 'banking organization' within the meaning of the New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code, and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through

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     electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and certain other organizations, some of whom, and/or their representatives, own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     As to Clearstream, Luxembourg: Clearstream, Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations, or 'Clearstream, Luxembourg Participants', and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream, Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters of this offering. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant either directly or indirectly. Clearstream, Luxembourg is an indirect participant in the Depository.

     Payments on notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

     As to Euroclear: Euroclear has advised us that it was created in 1968 to hold securities for participants of the Euroclear System, or 'Euroclear Participants', and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., or the 'Euroclear Operator', under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, or the 'Cooperative'. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. Euroclear is an indirect participant in the Depository.

     The Euroclear Operator is a Belgian bank. The Belgian Banking Commission regulates and examines the Euroclear Operator.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, or collectively, the 'Terms and Conditions'. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions

                                      S-13





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     only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Payments on notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear. In the event definitive notes are issued, we will appoint a paying agent and transfer agent in Luxembourg.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

    Investors will make initial payment for the notes in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with Depository rules and will be settled in immediately available funds using the Depository's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

    Cross-market transfers between persons holding directly or indirectly through the Depository, on the one hand, and directly or indirectly through Clearstream, Luxembourg or Euroclear Participants, on the other, will be effected in the Depository in accordance with the Depository's rules on behalf of the relevant European international clearing system by its U.S. Depositary. Such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in the Depository, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

    Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the Depository settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear or Clearstream, Luxembourg Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a DTC Participant will be received with value on the Depository settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the Depository.

    Although the Depository, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of the Depository, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

DEFINITIVE NOTES

    We will issue notes in definitive form in exchange for the Global Notes in the following instances. If the Depository notifies us that it is unwilling or unable to continue as depository for the Global Notes or if the Depository ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depository within 90 days, we will issue notes in definitive form. We will also issue definitive notes in exchange for the Global Notes if an event of default with respect to the notes occurs and is continuing as described under 'Description of Debt Securities -- Events of Default, Notice and Waiver' in the accompanying prospectus. If we issue definitive notes, the notes may be presented for registration of transfer and exchange at the office of the Trustee in New York, New York and the Paying Agent in Luxembourg. In such circumstances, we will pay principal of, and interest on, the notes at the office of the Trustee in New York, New York and at the office of the Paying Agent in Luxembourg. We

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will make payments of principal on the notes only against surrender of such notes. Payment of interest on any interest payment date on any notes will be made to the person in whose name such note is registered on the first day of the month of such interest payment date, in the case of Floating Rate Notes, and on May 1 and November 1, as the case may be, immediately preceding the interest payment date, in the case of 3% Notes, except that interest payable at maturity will be payable to the person to whom the principal of the note is paid. All payments of principal and interest will be made by U.S. dollar check drawn on a bank in The City of New York and mailed to the person in whose name such notes are registered at such person's address as provided in the register. For holders of at least U.S.$1,000,000 in aggregate principal amount of notes, we will make payment by wire transfer to a U.S. dollar account maintained by the payee with a bank in The City of New York or in Europe, provided that the Trustee receives a written request from such holder to such effect designating such account no later than the first day of the month of such interest payment date, in the case of Floating Rate Notes, or May 1 or November 1, as the case may be, immediately preceding the interest payment date, in the case of 3% Notes.

PAYMENT OF ADDITIONAL AMOUNTS

    We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes, such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the notes to a holder who is a United States Alien Holder, as defined below, after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable had no withholding or deduction been required.

    However, our obligation to pay additional amounts shall not apply:

        (1) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

           (a) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States:

           (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

           (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States, a corporation that has accumulated earnings to avoid United States federal income tax or a private foundation or other tax-exempt organization; or

           (d) being or having been a '10-percent shareholder' of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended, which we refer to as the 'Code', or any successor provision or being or having been a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code or any successor provision;

        (2) to any holder that is not the sole beneficial owner of the note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an additional amount had the beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;

        (3) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the failure of the holder or any other person to comply with certification, identification documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such note, if compliance is required by statute or by regulation of the United States Treasury Department, without regard to any tax treaty, or by an applicable income tax treaty to which the United States is a party as a

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    precondition to partial or complete relief or exemption from such tax, assessment or other governmental charge (including, but not limited to, the failure to provide United States Internal Revenue Service Form W-8BEN, W-8ECI or any subsequent versions thereof);

        (4) to a tax, assessment or governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

        (5) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

        (6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

        (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent; or

        (8) in the case of any combination of items (1), (2), (3), (4), (5), (6) and (7).

    The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading 'Payment of Additional Amounts' and under the heading ' -- Redemption Upon a Tax Event', we shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

REDEMPTION UPON A TAX EVENT

    If (a) we become or will become obligated to pay additional amounts as described herein under the heading ' -- Payment of Additional Amounts' as a result of any change in, or amendment to, the laws, or any regulations or rulings promulgated thereunder, of the United States, or any political subdivision or taxing authority thereof or therein, or any change in, or amendment to, any official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, or (b) a taxing authority of the United States takes an action on or after the date of this prospectus supplement, whether or not such action is taken with respect to us or any of our affiliates, that results in a substantial probability that we will or may be required to pay such additional amounts, then we may in either case, at our option, redeem, as a whole, but not in part, the Floating Rate Notes and 3% Notes, as the case may be, on at least 30 days' and no more than 60 days' prior written notice, at a redemption price equal to 100% of the principal amount, together with interest accrued thereon to the date fixed for redemption. In order to exercise this right, we must determine, in our business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to us, not including substitution of the obligor under the relevant notes. Prior to the publication of any notice of redemption, we will deliver to the trustee an officers' certificate stating that we are entitled to effect a redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred and an opinion of counsel to that effect based on that statement of facts. If we redeem the notes upon a tax event, we will publish a notice of that redemption in Luxembourg in the Luxemburger Wort at the time notice is given to the holders of the notes as described above and notify the Luxembourg Stock Exchange.

FURTHER ISSUES

    We may from time to time, without notice to or the consent of the registered holders of the Floating Rate Notes or 3% Notes, create and issue further Floating Rate Notes and 3% Notes, as the case may be, ranking on an equal basis with the relevant notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes. Such further notes shall be consolidated and form a single series with the relevant notes and shall have the same terms as to status, redemption or otherwise as the relevant notes.

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TRUSTEE

    The Trustee for the notes is U.S. Bank Trust National Association, pursuant to the indenture dated as of September 1, 1987 between the Company and U.S. Bank Trust National Association, as successor to Security Pacific National Trust Company (New York), as trustee, as supplemented to the date hereof, to which we refer as the 'Indenture'. The Trustee provides banking and corporate trust services to us and many of our subsidiaries worldwide. The Trustee is a depositary of funds for us and holds our common shares for customers of the Trustee, including customers over whose accounts the Trustee has discretionary authority. The principal corporate trust office of the Trustee is 100 Wall Street, New York, New York 10005. The Trustee may resign at any time and may be removed by action of the holders of a majority in aggregate principal amount of either the Floating Rate Notes or the 3% Notes, in each case with respect to such notes. In such case, we shall promptly appoint a successor trustee.

UNCLAIMED FUNDS

    All funds deposited with the Trustee or any paying agent for the payment of principal, interest or additional amounts in respect of the notes that remain unclaimed for two years after the maturity date will be returned to the Company upon its request. Thereafter, any right of any noteholder to such funds shall be enforceable only against the Company.

NOTICES

    Notices to holders of the notes will be published in a leading daily newspaper of general circulation in The City of New York, in London, and, so long as the notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times, and in Luxembourg in the Luxemburger Wort. Any such notice shall be considered given on the date of publication or, if published more than once, on the first date of publication.

APPLICABLE LAW

    The notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York. Actions relating to the notes and Indenture may be brought in the state or federal courts in New York.

                        UNITED STATES TAX CONSIDERATIONS

    The following discussion summarizes the material United States federal income tax consequences of the ownership and disposition of notes to initial holders of the notes purchasing the notes at the respective public offering price set forth on the cover page of this prospectus supplement. The discussion below is based on the Code, administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement (possibly with retroactive effect) may affect the tax consequences described herein. The discussion addresses only the tax consequences to initial holders holding notes as capital assets within the meaning of section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, tax-exempt organizations, dealers in securities or foreign currencies, United States Holders (as defined below) whose functional currency (as defined in Code section 985) is not the U.S. dollar, persons holding notes in connection with a hedging transaction, 'straddle', conversion transaction or other integrated transaction, traders in securities that elect to mark to market, holders liable for alternative minimum tax or persons who have ceased to be United States citizens or to be taxed as resident aliens. Persons considering the purchase of the notes should consult their tax advisors concerning the application of United States federal income and other tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations.

    As used under this heading 'United States Tax Considerations' and under the headings 'Description of Notes -- Payment of Additional Amounts' and 'Description of Notes -- Redemption Upon a Tax Event,' the following definitions will apply:

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     'United States' means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction.

     'United States Holder' means a beneficial owner of a note that is, for United States federal income tax purposes: (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (except as may be provided in U.S. Treasury Regulations), or (c) an estate or trust the income of which is subject to United States federal income taxation regardless of it source.

     'United States Alien Holder' means a beneficial owner of a note that is, for United States federal income tax purposes: (a) a nonresident alien individual, (b) a foreign corporation, (c) a nonresident alien fiduciary of a foreign estate or trust or (d) a foreign partnership one or more of the members of which is a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

  Payments of Interest

    Interest on a note will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for federal income tax purposes.

  Sales, Exchange or Retirement

    Upon the sale, exchange or retirement of a note, a United States Holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement of the note and the holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note will generally equal the cost of the note to such Holder. The amount realized excludes any interest accrued between interest payment dates and not previously included in income, which will be includible in income as interest in accordance with the United States Holder's method of accounting. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or retirement the note has been held for more than one year. Under current law, the excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between gain or loss and ordinary income or loss is also relevant for purposes of, among other things, the limitations on the deductibility of capital losses.

TAX CONSEQUENCES TO UNITED STATES ALIEN HOLDERS

    Under present United States federal tax law, and subject to the discussion below concerning backup withholding:

        (a) payments of principal and interest on a note to a United States Alien Holder will not be subject to the 30% United States federal withholding tax; provided that with respect to interest (i) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the holder is not a controlled foreign corporation for United States tax purposes that is related to the Company through stock ownership and is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code, and (iii) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as described below;

        (b) a United States Alien Holder of a note will not be subject to United States federal income tax on any gain realized on the sale, exchange or retirement of the note unless the gain is effectively connected with the holder's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or retirement occurs and certain other conditions are met; and

        (c) a note owned by an individual who is not, for United States estate tax purposes, a citizen or resident of the United States at the time of his death will not be subject to United States federal

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    estate tax as a result of such individual's death, provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of the individual's death, payments with respect to the note would not have been effectively connected to the conduct by the individual of a trade or business in the United States.

    The statement requirement referred to in subparagraph (a) will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, or other successor form, under penalties of perjury, that it is not a United States person and provides its name and address, and (i) the beneficial owner files such form with the withholding agent or (ii) in the case of a note held on behalf of the beneficial owners by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received such form from the holder and furnishes the withholding agent with a copy thereof. With respect to notes held by a foreign partnership, unless a foreign partnership has entered into a qualifying withholding agreement with the IRS, for interest and disposition proceeds, the foreign partnership will generally be required (and may be permitted earlier), in addition to providing an intermediary IRS Form W-8IMY or other successor form, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements.

    If a United States Alien Holder of a note is engaged in a trade or business in the United States, and if interest on the note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the United States Alien Holder, although it may be exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular United States income tax on such effectively connected income, generally in the same manner as if it were a United States Holder. We refer you to 'Tax Consequences to United States Holders' above. In lieu of the certificate described in the preceding paragraph, such a Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI, or other successor form, to claim an exemption from withholding tax. In addition, if the United States Alien Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to its effectively connected income, subject to certain adjustments.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under current United States federal income tax law, information reporting requirements apply to certain payments of principal and interest made to, and to the proceeds of sales before maturity by, non-corporate United States Holders. In addition, backup withholding will apply if the non-corporate United States Holder (i) fails to furnish its Taxpayer Identification Number (which we refer to as 'TIN') which, for an individual, is his or her Social Security Number,
(ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

    Backup withholding will not apply to payments made on a note to United States Alien Holders if the certifications required by sections 871(h) and 881(c) as described above are received, provided that the Company or its paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

    Payments on the sale, exchange or other disposition of a note made to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if the broker is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or (iv) a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

    Any amounts withheld from a payment to a United States Alien Holder under the backup withholding rules may be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

    Each holder of a note should be aware that if it does not properly provide the required IRS form, or if the IRS form (or, if permissible, a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, payments on the note may be subject to United States withholding at a 30% rate (or backup withholding) and the holder will not be entitled to any additional amounts from the Company described under the heading 'Description of Notes -- Payment of Additional Amounts' with respect to such tax. Each holder should accordingly consult its tax advisor as to how to fulfill the statement requirement described above to avoid the 30% withholding tax and regarding the application of backup withholding (and information reporting) in its particular situation, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if available, including which IRS forms to use for these purposes.

POSSIBLE EUROPEAN UNION REQUIREMENTS

    The European Union is considering new procedures that would apply to a holder of a note if the holder is a tax resident of a member state who receives interest on notes from a paying agent located in another member state. Under these procedures, the paying agent's member state would adopt one of the following rules:

     the paying agent in certain member states, namely Belgium, Luxembourg and Austria, would be required to withhold tax on interest paid to a holder on the notes, unless the holder follows specified procedures to show that the holder has reported the interest to the tax authorities in the holder's state of residence; or

     the interest paid to the holder would be reported to the tax authorities in the holder's state of residence by the paying agent's member state.

No decision has been made whether to adopt these requirements. Even if they are adopted, it is not clear what their effective date will be. Each holder should consult its tax advisor about the possible implications of these requirements. The proposals are not yet final, and they may be subject to further amendment and/or clarification.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in a terms agreement dated May 14, 2003, incorporating by reference an underwriting agreement dated September 1, 1987, we have agreed to sell to the underwriters named below, for whom ABN AMRO Incorporated and Citigroup Global Markets Inc. are acting as representatives, the following respective principal amounts of the notes.

                                                    PRINCIPAL
                                                    AMOUNT OF
                                                  FLOATING RATE     PRINCIPAL AMOUNT
                                                   NOTES TO BE        OF 3% NOTES
                  UNDERWRITER                       PURCHASED       TO BE PURCHASED
                  -----------                    ----------------   ----------------
ABN AMRO Incorporated..........................    $200,000,000      $  400,000,000
Citigroup Global Markets Inc. .................     200,000,000         400,000,000
BNP Paribas Securities Corp....................      18,750,000          37,500,000
Deutsche Bank Securities Inc...................      18,750,000          37,500,000
Tokyo-Mitsubishi International plc.............      18,750,000          37,500,000
Wachovia Securities, Inc.......................      18,750,000          37,500,000
Blaylock & Partners, L.P.......................       5,000,000          10,000,000
Fleet Securities, Inc..........................       5,000,000          10,000,000
National Australia Capital Markets, LLC........       5,000,000          10,000,000
Utendahl Capital Partners, L.P.................       5,000,000          10,000,000
The Williams Capital Group, L.P................       5,000,000          10,000,000

        Total..................................    $500,000,000      $1,000,000,000
                                                   ------------      --------------
                                                   ------------      --------------

    The terms agreement provides that the underwriters are obligated to purchase all of the notes of the respective series if any are purchased. The terms agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

    The underwriters propose to offer the notes initially at the public offering prices on the cover page of this prospectus supplement, and to selling group members at that price less a selling concession of 0.125% of the principal amount per Floating Rate Note and 0.200% of the principal amount per 3% Note. The underwriters and selling group members may allow a discount of 0.100% of the principal amount per Floating Rate Note and 0.150% of the principal amount per 3% Note on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

    The notes are offered for sale in those jurisdictions both inside and outside the United States where it is legal to make such offers.

    We estimate that our out of pocket expenses for this offering will be approximately U.S.$600,000. The underwriters have agreed to reimburse us for certain of these expenses.

    In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

     Stabilizing transactions permit bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum.

     Over-allotment involves sales by the representatives of notes in excess of the principal amount of notes the underwriters are obligated to purchase, which creates a syndicate short position. The representatives will close out any short position by purchasing notes in the open market.

     Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is likely to be created if the representatives are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

     Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Luxembourg Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

    Each series of notes is a new issue of securities with no established trading market. We have been advised by the underwriters that one or more of them intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of, or the existence of trading markets for, the notes.

    Each of the underwriters has agreed that it will only offer or sell the notes in compliance with the laws and regulations in any jurisdiction applicable to such offer or sale and it has not taken and will not take any action in any jurisdiction, other than the United States, that would permit a public offering of the notes, or possession or distribution of any prospectus or any amendment or supplement thereto or any offering or publicity material relating to the notes, in any country or jurisdiction where action for that purpose is required.

    Each underwriter has severally represented and agreed that it has not offered or sold, and, prior to the expiration of the period of six months from the closing date for the issue of the notes, will not offer or sell any notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to us; and

     it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

    You may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the respective issue price set forth on the cover page of this prospectus supplement.

    We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, as amended, or contribute to payments which the underwriters may be requested to make in that respect.

    In the ordinary course of their respective businesses, the underwriters or their affiliates engage in investment banking, general financing and/or banking transactions with the Company.

                              GENERAL INFORMATION

    1. Application has been made to list the notes on the Luxembourg Stock Exchange. In connection with the listing application, the Certificate of Incorporation and the By-Laws of the Company and a legal notice relating to the issuance of the notes have been deposited prior to listing with the Registre de Commerce et des Societes, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the Indenture and the documents incorporated by reference as well as the future year end accounts, so long as any of the notes are outstanding, will be available free of charge at the main office of Deutsche Bank Luxembourg SA in Luxembourg. Deutsche Bank Luxembourg SA will act as intermediary between the Luxembourg Stock Exchange and the Company and the holders of the notes.

    2. Other than as disclosed or contemplated herein or in the documents incorporated by reference herein, there has been no material adverse change in the financial position of the Company since December 31, 2002.

    3. The Independent Auditors of the Company are Ernst & Young LLP, New York.

    4. Neither the Company nor any of its subsidiaries is involved in litigation, arbitration or administrative proceedings relating to claims or amounts that are material in the context of the issue of the notes and the Company is not aware of any such litigation, arbitration or administrative proceedings pending or threatened.

    5. Resolutions relating to the issue and sale of the notes were adopted by the Board of Directors of the Company on December 20, 2002 and May 14, 2003.

    6. The Floating Rate Notes have been assigned Euroclear and Clearstream, Luxembourg Common Code No. 016907677, International Security Identification Number (ISIN) US025818EL59 and CUSIP No. 025818EL5.

    7. The 3% Notes have been assigned Euroclear and Clearstream, Luxembourg Common Code No. 016895598, International Security Identification Number (ISIN) US02588EM33 and CUSIP No. 025818EM3.

PROSPECTUS

                                $18,170,000,000
                      AMERICAN EXPRESS CREDIT CORPORATION
                                DEBT SECURITIES
                      WARRANTS TO PURCHASE DEBT SECURITIES

                              -------------------

    American Express Credit Corporation may offer from time to time in one or more series:

        unsecured debt securities; and

        warrants to purchase unsecured debt securities.

    We may offer any combination of these securities at prices and on terms to be determined at or prior to the time of sale.

    All of these securities will have an initial offering price no greater than $18,170,000,000, or the equivalent in foreign denominated currencies, in the aggregate, although we may increase this amount in the future.

    We may offer and sell securities to or through underwriters, dealers and agents or directly to purchasers. The names of any underwriters or agents involved in the sale of securities and their compensation will be described in an accompanying prospectus supplement.

    This prospectus may not be used to consummate a sale of these securities unless accompanied by a supplement to this prospectus.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                The date of this prospectus is January 31, 2003.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, to which we refer as the SEC, using a shelf registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus for an initial purchase price of up to $18,170,000,000, or the equivalent in foreign denominated currencies.

    This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. Each time these securities are sold, this prospectus will be accompanied by a prospectus supplement that describes the specific terms of these securities and the specific manner in which they may be offered. You should read the prospectus supplement and this prospectus, along with the documents incorporated by reference and described under the heading 'WHERE YOU CAN FIND MORE INFORMATION', before making your investment decision.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus.

    Information that we file later with the SEC will automatically update and supersede this information. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded. We incorporate by reference into this prospectus the following documents:

     Annual Report on Form 10-K for the year ended December 31, 2001.

     Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

     Current Reports on Form 8-K dated January 11, 2002, March 19, 2002 and April 23, 2002.

     All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the termination of this offering.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address or number:

                      American Express Credit Corporation
                              One Christina Centre
                            301 North Walnut Street
                           Wilmington, Delaware 19801
                              Attention: President
                                 (302) 594-3350

    The financial statements which we have incorporated into this prospectus by reference to the annual report on Form 10-K for the year ended December 31, 2001 have been audited by Ernst & Young LLP, 5 Times Square, New York, New York 10036, independent certified public accountants, to the extent indicated in their report included in the annual report. We have incorporated by reference the audited financial statements in this prospectus in reliance upon the report of that firm, given on their authority as experts in accounting and auditing.

                      AMERICAN EXPRESS CREDIT CORPORATION

    We are a wholly-owned subsidiary of American Express Travel Related Services Company, Inc., or TRS, which is a wholly-owned subsidiary of American Express Company.

    We are primarily engaged in the business of financing most non-interest bearing charge card receivables arising from the use of the American Express'r' Card, including the American Express'r' Gold Card, Platinum Card'r' and Corporate Card issued in the United States, and in designated currencies outside the United States. We also finance some interest-bearing revolving credit and extended payment plan receivables comprised principally of Optima'r' Card and other American Express credit card, Sign & Travel'r' and Extended Payment Option receivables, lines of credit to American Express Bank Ltd. customers and interest-bearing equipment financing installment loans and receivables. In this prospectus we refer to the American Express Card and the Optima Card as the Card. TRS provides a variety of products and services, including a global card network, issuing and processing services, the Card, consumer and corporate lending and banking products, the American Express'r' Travelers Cheque and other stored value products, business expense management products and services, corporate and consumer travel products and services, magazine publishing and merchant transaction processing, point-of-sale and back office products and services. The Card is issued by TRS and certain of its subsidiaries, to which we refer as the Card issuers.

    We finance Card receivables by purchasing them from the Card issuers, without recourse, under receivables agreements, which provide that amounts resulting from unauthorized charges, for example, those made with a lost or stolen Card, are not eligible for purchase by us. If the unauthorized nature of the charge is discovered after purchase by us, the Card issuer repurchases the charge from us at its face amount.

    We generally purchase non-interest-bearing charge Card receivables at face amount less a specified discount agreed upon from time to time, and interest-bearing revolving credit receivables at face amount. The receivables agreements generally require that non-interest-bearing receivables be purchased at discount rates which yield to us earnings of not less than 1.25 times our total fixed charges on an annual basis, to which we sometimes refer in this prospectus as the fixed charge coverage ratio. The receivables agreements also provide that consideration will be given from time to time to revising the discount rate applied to purchases of new non-interest bearing receivables to reflect changes in money market interest rates or significant changes in the collectibility of receivables. We generally purchase new groups of Card receivables net of reserve balances applicable to them.

    The Card issuers, at their expense and as our agents, perform accounting, clerical and other services necessary to bill and collect all Card receivables that we own. The receivables agreements provide that the credit standards used to determine whether a Card is to be issued to an applicant may not be materially reduced and that the policy as to the cancellation of Cards for credit reasons may not be materially liberalized without our prior written consent.

    The indenture under which the securities described in this prospectus are to be issued states that we will not engage in any transaction with American Express Company or its affiliates unless the transaction is on a basis not materially less favorable to us than would be the case if we had effected such a transaction with a non-related party.

    American Express Company, as the parent company of TRS, has agreed with us that it will take all necessary steps to assure performance of certain of TRS' obligations under the receivables agreement between TRS and us. The securities are solely our obligations and are not guaranteed under the receivables agreements or otherwise by American Express Company or the Card issuers. The receivables agreements may be terminated at any time by either the Card issuer or us, generally with little or no notice. Additionally, the Card issuers and we may agree to reduce the discount rate in the receivables agreements to result in less than the 1.25 fixed charge coverage ratio, which would result in lower discount rates, and, consequently, lower revenues and net income for us.

    Our executive offices are located at One Christina Centre, 301 North Walnut Street, Wilmington, Delaware 19801-2919 (telephone number: 302-594-3350).

RATIO OF EARNINGS TO FIXED CHARGES

    The following table shows our historical ratios of earnings to fixed charges and those of American Express Company for the periods indicated:

                                                                        YEAR ENDED DECEMBER 31,
                                             NINE MONTHS ENDED      --------------------------------
                                             SEPTEMBER 30, 2002     2001   2000   1999   1998   1997
                                             ------------------     ----   ----   ----   ----   ----
    American Express Credit
      Corporation........................           1.33            1.29   1.30   1.30   1.31   1.29
    American Express Company(1)..........           2.87            1.52   2.25   2.48   2.24   2.22

---------

(1) The securities described in this prospectus are not obligations of American Express Company or the Card issuers.

    Under our receivables agreements, the discount rate for new non-interest bearing receivables that we acquire must be sufficient to yield us earnings of not less than 1.25 times our total fixed charges on an annual basis.

    In computing our ratio of earnings to fixed charges, 'earnings' consist of net income plus income taxes and interest expense, amortization of debt discount, premium and related expenses. 'Fixed charges' consist of interest expense, amortization of debt discount, premium and related expenses. Gross rentals on long-term leases were minimal in amount in each of the periods shown. Since the rate of discount on non-interest bearing receivables that we purchased is established by the receivables agreements to enable us to achieve at least a predetermined ratio of earnings to fixed charges, a pro forma ratio of earnings to fixed charges would not be meaningful.

    In computing American Express Company's ratio of earnings to fixed charges, 'earnings' consist of pretax income from continuing operations plus interest expense, amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by American Express Company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense less undistributed net income of affiliates accounted for at equity. 'Fixed Charges' consist of interest expense, capitalized interest costs and the interest component of rental expense. Interest expense in the above computation includes interest expense related to the international banking operations of American Express Company and Cardmember lending activities of TRS, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statement of Income of American Express Company.

                                USE OF PROCEEDS

    Unless otherwise indicated in the prospectus supplement accompanying this prospectus, we will add the net proceeds from the sale of the securities to our general funds, which we will use for financing our operations, including the purchase of receivables, the repayment of short-term senior debt incurred primarily to finance the purchase of receivables and for investment in short-term and medium-term financial assets.

    We expect to incur additional debt in the future to carry on our business. The nature and amount of our short-term, medium-term and long-term debt and the proportionate amount of each can be expected to fluctuate as a result of market conditions and other factors.

                         DESCRIPTION OF DEBT SECURITIES

    The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be senior debt securities that rank on an equal basis with all our other senior unsecured and unsubordinated debt.

    The following description briefly sets forth certain general terms and provisions of the debt securities. The prospectus supplement for a particular series of debt securities will describe the particular terms of the debt securities we offer and the extent to which such general terms and provisions may apply to that particular series of debt securities.

GENERAL

    The debt securities will be issued under an indenture, dated as of September 1, 1987, between us and U.S. Bank Trust National Association, as successor to Security Pacific National Trust Company (New York), as trustee. The indenture has been supplemented and amended by the following supplemental indentures:

     a first supplemental indenture, dated as of November 1, 1987, between us and Bank of Montreal Trust Company, as trustee;

     a second supplemental indenture, dated as of January 15, 1988, between us and The First National Bank of Boston, as trustee;

     a third supplemental indenture, dated as of April 1, 1988, between us and JPMorgan Chase Bank, as successor to Manufacturers Hanover Trust Company, as trustee;

     a fourth supplemental indenture, dated as of May 1, 1988, between us and Trust Company Bank, as trustee;

     a fifth supplemental indenture, dated as of March 28, 1989, between us and The Bank of New York, as trustee;

     a sixth supplemental indenture, dated as of May 1, 1989, between us and Bank of Montreal Trust Company, as trustee;

     a seventh supplemental indenture, dated as of July 28, 1995, between the Company and JPMorgan Chase Bank; and

     an eighth supplemental indenture dated as of December 21, 2001 between us and Bank One Trust Company, N.A., as trustee.

    When we refer to the indenture in this prospectus, we mean the indenture as it has been supplemented.

    A form of the indenture has been filed with the SEC and is incorporated by reference as an exhibit to the registration statement on Form S-3 under the Securities Act of 1933 of which this prospectus forms a part.

    The following summaries of certain provisions of the indenture are not complete and are qualified in their entirety by reference to the indenture. You should read the indenture for further information. Where appropriate, we use parentheses to refer you to the particular sections of the indenture. Any reference to particular sections or defined terms of the indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable definition into that statement.

    The debt securities will be unsecured and will rank on an equal basis with all our other unsecured and unsubordinated indebtedness. See Section 12.09. The indenture does not limit the amount of debt securities which we may issue. See
Section 3.01. This prospectus relates to debt securities and warrants, the initial offering price of which aggregate up to $18,170,000,000 or the equivalent amount in foreign denominated currencies. We will offer them to the public on terms determined by market conditions at the time of sale. We may issue the debt securities and warrants from time to time in one or more series with the same or different terms. We may not issue all debt securities of the same series at the same time. All debt securities of the same series need not bear interest at the same rate or mature on the same date. The indenture permits us to appoint a different trustee for each series of debt securities. See
Section 8.09. If there is at any time more than one trustee under the indenture, the term trustee means each trustee and will apply to each trustee only with respect to those series of debt securities for which it is serving as trustee.

    We may sell the debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such series of debt securities.

    Terms Specified in the Prospectus Supplement

    You should read the prospectus supplement that accompanies this prospectus for information with respect to the debt securities being offered, including:

     the designation, aggregate principal amount and authorized denominations of the debt securities;

     the percentage of the principal amount at which we will sell the debt securities;

     the maturity date or the method for determining the maturity date;

     the terms for exchange, if any, of the debt securities;

     the interest rate or rates, if any, or the method for computing such rate or rates;

     the interest payment dates or the method for determining such dates;

     whether the debt securities will be issued in fully registered form or in bearer form or any combination thereof;

     whether the debt securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

     if other than U.S. dollars, the currency or currencies in which debt securities may be denominated and purchased and the currency or currencies in which principal, premium, if any, and any interest may be payable;

     if the currency for which debt securities may be purchased or in which principal, premium, if any, and any interest may be payable is at the election of us or the purchaser, the manner in which such an election may be made and the terms of such election;

     any mandatory or optional sinking fund, redemption or other similar terms;

     any index or other method used to determine the amount of principal, premium, if any, and interest, if any, on the debt securities;

     if a trustee other than U.S. Bank Trust National Association is named for the debt securities, the name of such trustee;

     any material federal income tax consequences;

     any material provisions of the indenture that do not apply to the debt securities; and

     any other specific terms of the debt securities.

    Payment

    Unless otherwise specified in the applicable prospectus supplement, principal and premium and interest, if any, on the debt securities will be payable initially at the principal corporate trust office of the trustee. At our option, payment of interest may be made, subject to collection, by check mailed to the holders of record at the address registered with the trustee. See
Section 12.02.

    If the principal of or premium, if any, and interest, if any, on any series of debt securities is payable in foreign currencies or if debt securities are sold for foreign currencies the restrictions, elections, tax consequences, specific terms and other information with respect to such debt securities will be described in the applicable prospectus supplement.

    Global Securities

    The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with or on behalf of a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and may be in either temporary or permanent form.

    The related prospectus supplement will describe the specific terms of the depositary arrangement with respect to that series of debt securities. We anticipate that the following provisions will apply to all depositary arrangements.

    Unless otherwise specified in an applicable prospectus supplement, global securities to be deposited with or on behalf of a depositary will be registered in the name of such depositary or its nominee. Upon the issuance of a global security, the depositary for such global security will credit the respective principal amounts of the debt securities represented by such global security to the participants that have accounts with such depositary or its nominee. Ownership of beneficial interests in such global securities will be limited to participants in the depositary or persons that may hold interests through these participants.

    A participant's ownership of beneficial interests in these global securities will be shown on the records maintained by the depositary or its nominee. The transfer of a participant's beneficial interest will only be effected through these records. A person whose ownership of beneficial interests in these global securities is held through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in definitive form. Limits and laws such as these may impair the ability to transfer beneficial interests in a global security.

    So long as the depositary for a global security, or its nominee, is the registered owner of that global security, we will consider the depositary or its nominee, to be the sole owner or holder of the debt securities represented by the global security. Except as described below, owners of beneficial interests in global securities will not be entitled to have debt securities of the series represented by the global security registered in their names and will not receive or be entitled to receive physical delivery of debt securities of that series in definitive form. We will not consider owners of beneficial interests in global securities to be the owners or holders of those debt securities under the indenture.

    We will make payment of principal of, premium, if any, and any interest on global securities to the depositary or its nominee, as the case may be, as the registered owner or the holder of the global security. Neither we, the trustee, any paying agent nor the securities registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. See Section 3.09.

    We expect that the depositary for a permanent global security, upon receipt of any payment in respect of a permanent global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name,' and will be the responsibility of such participants.

    We may at any time and in our sole discretion determine not to have any debt securities represented by one or more global securities. In such event, we will issue debt securities in definitive form in exchange for all of the global securities representing those debt securities. See Section 3.05.

    If set forth in the applicable prospectus supplement, an owner of a beneficial interest in a global security may, on terms acceptable to us and the depositary, receive debt securities of that series in definitive form. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debt securities of the series represented by such global security equal in principal amount to that beneficial interest and to have those debt securities registered in its name.

    Registered securities may be exchangeable for other debt securities of the same series, registered in the same name, for the same aggregate principal amount in authorized denominations and will be transferable at any time or from time to time at the office of the trustee. The holder will not pay a service charge for any such exchange or transfer except for any tax or governmental charge incidental thereto. See Section 3.05. If permitted by applicable laws and regulations, the prospectus supplement will describe the terms upon which registered securities may be exchanged for bearer securities of the series. If any bearer securities are issued, any restrictions applicable to the offer, sale or delivery of bearer securities and the terms upon which bearer securities may be exchanged for registered securities of the same series will be described in the prospectus supplement.

COVENANTS RELATING TO US

    The covenants in the indenture include the following:

    Transactions With Affiliates. Neither we nor any of our subsidiaries will engage in any transaction with any of our affiliates unless the transaction is on a basis not materially less favorable to us or our subsidiary than would be the case if we had effected the transaction with a non-related third party. See
Section 12.08. Our affiliates are defined as any corporation controlling, controlled by or under common control with us. See Section 1.01. Our subsidiaries means any corporation of which we own or control, directly or indirectly, more than 50% of each class of its voting stock. See Section 1.01.

    Maintenance Of Net Worth. The indenture requires that we shall at all times maintain a net worth of at least $50,000,000. See Section 12.10. Net worth is defined in the indenture to include, at any date, the aggregate stated value of all classes of our capital stock plus the aggregate amount of the consolidated surplus, whether capital, earned or other, of us and our consolidated subsidiaries, calculated in accordance with generally accepted accounting principles, or GAAP. See Section 1.01.

    Restrictions as to Liens. Neither we nor any of our subsidiaries will create, assume or allow to exist any mortgage, pledge, encumbrance, lien or charge of any kind upon our or their properties or assets, whether now owned or hereafter acquired, or acquire or agree to acquire property or assets under any conditional sale agreement or other title retention agreement. However, we may incur or allow to exist on our and our subsidiaries' property the following types of liens:

     liens for taxes and governmental charges not yet due or being contested in good faith;

     liens incidental to the conduct of our business not incurred in connection with the issuance or assumption of debt;

     liens on our deposits or on a subsidiary's deposits with banks, in accordance with customary and established banking practice, in connection with our providing financial accommodations to any person in the ordinary course of business;

     liens securing obligations of a subsidiary to us or to another subsidiary;

     certain liens on after acquired tangible property and purchase money liens; and

     extensions, renewals or replacements of any of such liens.

See Section 12.11.

    However, we and any subsidiary may create, assume or suffer to exist a lien or charge upon any of our assets in connection with the issuance or assumption of secured debt which would otherwise be subject to the above restrictions, provided that the aggregate amount of all such secured debt does not exceed 10% of our borrowing base. See Section 12.11. Borrowing base means the sum of
(i) the outstanding debt owed by us to American Express Company or a subsidiary of American Express Company which has been subordinated to the debt securities plus (ii) net worth as defined above. See Section 1.01. Debt is defined as all obligations which in accordance with generally accepted accounting principles would be included in determining total liabilities on the liabilities side of our balance sheet and all obligations guaranteeing debt of any third person. See
Section 1.01.

    Ownership of our Capital Stock. American Express Company will at all times own, directly or indirectly, 100% of our common stock and shares representing not less than 80% of the total combined voting power of all shares issued by us having ordinary voting rights. See Section 12.12.

    Release from Covenants. Except as otherwise set forth in the prospectus supplement relating to any series of the debt securities, the covenants described above will cease to be binding on us from and after the ninety-first day following our deposit with the trustee, in trust, of sufficient cash and/or government securities to pay and discharge the principal and premium, if any, and interest, if any, to the date of maturity of such debt securities. See
Section 12.16.

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

MODIFICATION OF THE INDENTURE

    We may make modifications and amendments of the indenture with respect to one or more series of debt securities by supplemental indenture without the consent of the holders of those debt securities in the following instances:

     to evidence the succession of another corporation to us and the assumption by such successor of our obligations under the indenture;

     to add to or modify our covenants or events of default for the benefit of the holders of the debt securities;

     to establish the form or terms of the debt securities of any series;

     to cure any ambiguity or make any other provisions with respect to matters or questions arising under the indenture which will not adversely affect the interests of the holders in any material respect;

     to modify, eliminate or add to the provisions of the indenture as necessary to qualify it under any applicable federal law;

     to name, by supplemental indenture, a trustee other than U.S. Bank Trust National Association for a series of debt securities;

     to provide for the acceptance of appointment by a successor trustee;

     to add to or modify the provisions of the indenture to provide for the denomination of debt securities in foreign currencies; or

     to supplement any provisions of the indenture as is necessary to permit or facilitate the defeasance and discharge of any debt securities as described in this prospectus.

    Any other modifications or amendments of the indenture by way of supplemental indenture require the consent of the holders of 66 2/3% in principal amount of the debt securities at the time outstanding of each series affected. However, no such modification or amendment may, without the consent of the holder of each debt security affected thereby:

     modify the terms of payment of principal, premium or interest;

     reduce the percentage of holders of debt securities necessary to modify or amend the indenture or waive our compliance with any restrictive covenant; or

     subordinate the indebtedness evidenced by the debt securities to any of our other indebtedness.

See Sections 11.01 and 11.02.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    The indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities. You should review these provisions carefully in order to understand what constitutes an event of default under the indenture.

    Unless otherwise stated in the prospectus supplement, an event of default with respect to any series of debt securities will be:

     default in the payment of the principal of, or premium, if any, on any debt security of that series when it is due and payable;

     default in making a sinking fund payment, if any, when due and payable;

     default for 30 days in the payment of an installment of interest, if any, on any debt security of that series;

     failure of American Express Company, directly or indirectly, to own 100% of our common stock and to own shares representing at least 80% of the total combined voting power of all of our issued shares having ordinary voting rights;

     default for 60 days after written notice to us in the performance of any other covenant in respect of the debt securities of that series;

     certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or our property;

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

     an event of default with respect to any other series of debt securities outstanding under the indenture or as defined in any other indenture or instrument under which we have outstanding any indebtedness for borrowed money, as a result of which indebtedness of us of at least $10,000,000 principal amount shall have been accelerated and that acceleration shall not have been annulled within 15 days after written notice thereof; and

     and any other event of default provided in or pursuant to the applicable resolution of our Board of Directors or the supplemental indenture under which that series of debt securities is issued.

See Section 7.01.

    An event of default with respect to a particular series of debt securities issued under the indenture does not necessarily constitute an event of default with respect to any other series of debt securities. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except in the payment of principal, premium or interest, if it considers such withholding to be in the interests of the holders of that series. See Section 8.02.

    If an event of default with respect to any series of debt securities has occurred and is continuing, the trustee or the holders of 25% in aggregate principal amount of the debt securities of that series may declare the principal, or in the case of discounted debt securities, such portion thereof as may be described in the prospectus supplement, of all the debt securities of that series to be due and payable immediately. See Section 7.02.

    The indenture contains a provision entitling the trustee to be indemnified by the holders before exercising any right or power under the indenture at the request of any of the holders. See Section 8.03. The indenture provides that the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee with respect to the debt securities of that series. See Section 7.12. The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions precedent including notice and indemnity to the trustee. However, the holder has an absolute right to receipt of principal and premium, if any, at stated maturity and interest on any overdue principal and interest or to institute suit for the enforcement thereof. See Sections 7.07 and 7.08.

    The holders of not less than a majority in principal amount of the outstanding debt securities of any series under the indenture may on behalf of the holders of all the debt securities of that series waive any past defaults, except a default in payment of the principal of or premium, if any, or interest, if any, on any debt security of that series and a default in respect of a covenant or provision of the indenture which cannot be amended or modified without the consent of the holder of each debt security affected. See
Section 7.13.

    We are required by the indenture to furnish to the trustee annual statements as to the fulfillment of our obligations under the indenture. See Sections 9.04 and 12.06.

CONCERNING THE TRUSTEE

    U.S. Bank National Association is an affiliate of the trustee and has extended lines of credit to us, and, as either principal or fiduciary, also owns or may own debt we have issued. We have other customary banking relationships with U.S. Bank National Association in the ordinary course of business, and American Express Company has or may have similar customary banking relationships. If a bank or trust company other than U.S. Bank Trust National Association is to act as trustee for a series of debt securities, the applicable prospectus supplement will provide information concerning such other trustee.

DEFEASANCE OF THE INDENTURE AND DEBT SECURITIES

    The indenture permits us to be discharged from our obligations under the indenture and the debt securities if we comply with the following procedures. This discharge from our obligations is referred to in this prospectus as defeasance. See Section 6.02.

    Unless the applicable prospectus supplement states otherwise, if we deposit with the trustee sufficient cash and/or government securities to pay and discharge the principal and premium, if any, and interest, if any, to the date of maturity of such series of debt securities, then from and after the ninety-first day following such deposit:

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     we will be deemed to have paid and discharged the entire indebtedness on the debt securities of any series; and

     our obligations under the indenture with respect to the debt securities of that series will cease to be in effect, except for certain obligations to register the transfer or exchange of the debt securities of that series, replace stolen, lost or mutilated debt securities of that series, maintain paying agencies and hold moneys for payment in trust.

    The indenture also provides that the defeasance will not be effective unless we deliver to the trustee a written opinion of our counsel to the effect that holders of the debt securities subject to defeasance will not recognize gain or loss on those debt securities for federal income tax purposes solely as a result of the defeasance and that the holders of those debt securities will be subject to federal income tax in the same amounts and at the same times as would be the case if the defeasance had not occurred. See Section 6.02.

    Following the defeasance, holders of the applicable debt securities would be able to look only to the trust fund for payment of principal and premium, if any, and interest, if any, on their debt securities.

                            DESCRIPTION OF WARRANTS

    We may issue warrants for the purchase of debt securities. We may issue warrants independently or together with any debt securities offered by any prospectus supplement. The warrants may be attached to or separate from such debt securities. Warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of or beneficial owners of warrants. A copy of the form of warrant agreement, including the form of warrant certificate representing the warrants, is filed as an exhibit to the registration statement of which this prospectus is a part. The following summary of certain provisions of the form of warrant agreement and the warrants does not purport to be complete and further terms will be described in the applicable prospectus supplement.

    The applicable prospectus supplement that accompanies this prospectus will describe the following terms and other information with respect to the warrants that may be offered:

     the offering price;

     the currency or currencies for which warrants may be purchased;

     the designation, aggregate principal amount, currency or currencies and terms of the debt securities purchasable upon exercise of the warrants;

     if applicable, the designation and terms of the debt securities with which the warrants are issued and the number of warrants issued with each debt security;

     if applicable, the date on and after which the warrants and the related debt securities will be separately transferable;

     the principal amount of debt securities purchasable upon exercise of one warrant and the price and currency or currencies at which that principal amount of debt securities may be purchased upon exercise;

     the date on which the right to exercise the warrants shall commence and the date on which that right expires;

     a discussion of certain federal income tax considerations; and

     any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

    Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the debt securities purchasable upon exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise or to enforce covenants in the indenture.

                                       11





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                              PLAN OF DISTRIBUTION

    We may sell the debt securities from time to time in one or more of the following ways:

     through underwriters or dealers;

     directly to one or more purchasers;

     through agents; or

     through a combination of any such methods of sale.

    The prospectus supplement with respect to the offered securities will set forth the terms of the offering, including:

     the name or names of any underwriters or agents;

     the purchase price of the offered securities and the proceeds to us from their sale;

     any underwriting discounts or sales agents' commissions and other items constituting underwriters' or agents' compensation;

     any initial public offering price;

     any discounts or concessions allowed or reallowed or paid to dealers; and

     any securities exchanges on which those securities may be listed.

    Only underwriters or agents named in the prospectus supplement are deemed to be underwriters or agents in connection with the securities offered thereby.

    If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase those securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement relating to that series if any of such securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    We may also sell securities directly or through agents we designate from time to time. Any agent involved in the offering and sale of the offered securities will be named in the applicable prospectus supplement, and any commissions payable by us to that agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

    If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities which offers provide for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular securities which may be sold pursuant to these arrangements.

    Institutional investors to which offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by us. The obligations of any purchasers pursuant to delayed delivery and payment arrangements will only be subject to the following two conditions:

     the purchase by an institution of the particular securities will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject; and

     if the particular securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of those securities less the principal amount thereof covered by such arrangements.

    Underwriters will not have any responsibility in respect of the validity of these arrangements or the performance of us or institutional investors thereunder.

    We estimate that the total expenses for the offering, excluding underwriting or agency commissions or discounts, will be approximately $4,300,000.

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

    In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of the underwriter in stabilizing or short-covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be offered on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

    Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in that respect. Underwriters and agents or their affiliates may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

                                 LEGAL MATTERS

    The validity of the securities will be passed upon for us by David S. Carroll, Counsel of American Express Credit Corporation,
200 Vesey Street, World Financial Center, New York, New York. Unless otherwise stated in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters or agents by Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for American Express Company, American Express Credit Corporation and their respective subsidiaries and affiliates and may do so in the future.

                                    EXPERTS

    Our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included in the Annual Report on Form 10-K and incorporated in this prospectus by reference. We have incorporated by reference into our prospectus our audited consolidated financial statements and schedule in reliance upon such report given upon the authority of Ernst & Young as experts in accounting and auditing.

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

                              PRINCIPAL OFFICES OF
                      AMERICAN EXPRESS CREDIT CORPORATION
                            301 North Walnut Street
                           Wilmington, Delaware 19801

                                    TRUSTEE
                      U.S. Bank Trust National Association
                                100 Wall Street
                            New York, New York 10005

               LUXEMBOURG STOCK EXCHANGE LISTING AND PAYING AGENT

                         Deutsche Bank Luxembourg S.A.
                          2 Boulvard Konrad Adenauer
                              L-1115 Luxembourg

                                 LEGAL ADVISERS

   To American Express Credit Corporation as to        To American Express Credit Corporation as to
       Certain Matters of United States Law              Certain Matters of United States Tax Law
                 DAVID S. CARROLL                                     BRUCE A. COGAN
                      Counsel                               Vice President-General Tax Counsel
        American Express Credit Corporation                      American Express Company
                 200 Vesey Street                                    200 Vesey Street
             New York, New York 10285                            New York, New York 10285

                              To the Underwriters
                   as to Certain Matters of United States Law
                       CLEARY, GOTTLIEB, STEEN & HAMILTON
                               One Liberty Plaza
                            New York, New York 10006

                            INDEPENDENT AUDITORS TO
                      AMERICAN EXPRESS CREDIT CORPORATION
                               ERNST & YOUNG LLP
                                 5 Times Square
                            New York, New York 10036

                                 [AMERICAN EXPRESS LOGO]



                                 STATEMENT OF DIFFERENCES

         The registered trademark symbol shall be expressed as ..............'r'